Exhibit 99.1

OCTOBER 10, 2008

PRESS RELEASE

SAUER-DANFOSS INC. ANNOUNCES PRESIDENT AND CEO SUCCESSION PLAN

•                  Sven Ruder Appointed President and Chief Executive Officer effective January 1, 2009

•                  David J. Anderson Announces Retirement after 25 years with Sauer-Danfoss

CHICAGO, Illinois, USA, October 10, 2008 – Sauer-Danfoss Inc. (NYSE: SHS) today announced that Sven Ruder has been appointed to the position of President and Chief Executive Officer, effective January 1, 2009.  Ruder succeeds David J. Anderson who announced his retirement effective January 1, 2009.

Ruder, age 51, has been President of the Danfoss A/S Motion Controls Division since 2001 and has been a member of the Sauer-Danfoss board since July, 2008.  In addition, Ruder, a Brazilian and Danish citizen, led Danfoss’ Latin American operations for 10 years and had another 6 years business experience in Latin America before joining Danfoss.

Jørgen M. Clausen, Chairman of the Board of Sauer-Danfoss Inc., commented, “Sven has substantial global business and operational experience along with specific experience in the fluid power and electronic controls industry.  He has led the team that has significantly improved the financial performance of Danfoss’ Motion Controls Division.”

Anderson began his career with Sauer-Danfoss in sales and marketing and was appointed President and Chief Executive Officer in 2002.  He will remain an advisor to the board and continue to serve as its Co-Vice Chairman through the 2009 shareholders’ meeting.  In addition, Mr. Anderson is currently the Chairman of the National Fluid Power Association and a member of the Executive Committee of the Association of Equipment Manufacturers’ (AEM) Construction Equipment Group.

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

“Dave led the successful integration of Sauer and Danfoss Fluid Power resulting in Company sales growth from $800 million to over $2.1 billion in just 8 years.  He leaves the Company with the most complete and technologically advanced product portfolio in the Company’s history and a foundation for continued tremendous growth,” concluded Clausen.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 9,800 employees worldwide and revenue of approximately $2.0 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.    More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com